Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated March 3, 2006, accompanying the financial statements of Optex Systems, Inc. for the year ended December 31, 2005 and our report dual dated February 24, 2005 and March 8, 2006, accompanying the financial statements of Optex Systems, Inc. for the year ended December 31, 2004 included in the Current Report of Irvine Sensors Corporation on Form 8-K/A (Amendment No. 1) filed with the Securities and Exchange Commission on March 15, 2006 which is incorporated by reference in this Registration Statement and Prospectus. We consent to the incorporation by reference in the Registration Statement and Prospectus of the aforementioned reports and to the use of our name as it appears under the caption “Experts.”

/s/ MONTGOMERY COSCIA GREILICH LLP

Plano, Texas

April 26, 2006